Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

GeneScreen, Inc.,

a Delaware corporation

Lifecodes Corporation,

a Delaware corporation

Orchid Cellmark Ltd.

a U.K. private limited company

Orchid Cellmark ULC.

a corporation organized under the laws of British Colombia

Reliagene Technologies, Inc.,

A Louisiana corporation